Kris Trent Named Chief Financial Officer of University General Health System, Inc.

HOUSTON, TX -- (Marketwired - November 24, 2014) - University General Health System, Inc. (OTCQB: UGHS) ("University General") ("the Company"), a diversified, integrated multi-specialty health care delivery system, today announced that Kris Trent, CPA, has been promoted from Interim Chief Financial Officer to Chief Financial Officer.

"We are pleased to announce the promotion of Ms. Kris Trent as University General's Chief Financial Officer," commented Hassan Chahadeh, M.D., the Company's Chairman and Chief Executive Officer. "In her recent role as Interim CFO, Kris has proven her capacity to excel in a public company environment, accepting and executing complex tasks consistently and in a timely manner. She will expand her responsibilities to include the management of outside auditor relationships, the establishment of comprehensive accounting systems, revenue cycle management, accounting and analysis of hospital outpatient departments, assisting with representation to capital markets, and the development and application of all internal controls necessary to assure compliance with Sarbanes-Oxley ("SOX") requirements, as well as other accounting management duties."

Ms. Trent joined the Company in May 2013, originally served as Chief Accounting Officer. She was subsequently promoted to Interim Chief Financial Officer and now to Chief Financial Officer. Ms. Trent was previously a Partner with one of America's "Big Four" audit, tax and advisory services firms, where she was employed from January 1997 until May 2013. She served as the audit engagement partner on several publicly-traded multinational corporations and as the lead audit partner on several private companies with domestic and international operations. Her responsibilities not only included auditing and evaluating accounting implications throughout all phases of the audits, but also ensuring that the companies complied with SOX 404 requirements.

Prior to joining the "Big Four" auditing and advisory firm, Ms. Trent was employed by DDB Needham, one of the largest advertising firms in the world, as a Finance Associate.

A Certified Public Accountant, Ms. Trent earned a B.B.A. Degree in Accounting from the University of Texas at Dallas.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

For additional information, please contact:

Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com